EXHIBIT 10.39

STATE BOARD OF ADMINISTRATION OF FLORIDA

1801 HERMITAGE BOULEVARD, SUITE 100 TALLAHASSEE, FLORIDA 32308

(850) 488-4406

POST OFFICE BOX 13300

32317-3300

RAP REIMBURSEMENT CONTRACT

Coverage Effective: June 1, 2023
("Contract")

This Contract is between:

Typtap Insurance Company
("RAP Insurer")

NA1C # 15885
and

RON DESANTIS GOVERNOR CHAIR JIMMY PATRON'S cmEr FINANCIAL OFFICER ASIII,F.Y MOODY ATTORNEY GENERAL LAMAR TAYLOR INTERIM-EXECUTIVE DIRECTOR dr CHIEF INVESTMENT OFFICER

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA ("SBA") ON BEHALF OF THE REINSURANCE TO ASSIST POLICYHOLDERS PROGRAM ("RAP program")

PREAMBLE

Section 215.5551, Florida Statutes, creates the RAP program and directs the SBA to administer the RAP program. This Contract, consisting of the principal document entitled RAP Reimbursement Contract, addressing the mandatory RAP coverage, and any additional Addenda that may be necessary pursuant to Section 215.5551(9), Florida Statutes, is subject to Section 215.5551, Florida Statutes, and to any administrative rule adopted pursuant thereto, and is not intended to be in conflict therewith. All provisions in the principal document are equally applicable to each Addendum unless specifically superseded by one of the Addenda.

In consideration of the promises set forth in this Contract, the parties agree as follows:

ARTICLE I - SCOPE OF AGREEMENT

The terms of this Contract shall determine the rights and obligations of the parties. This Contract provides reimbursement to the RAP Insurer under certain circumstances, as described herein, and does not provide or extend insurance or reinsurance coverage to any person, firm, corporation, or other entity. The SBA shall reimburse the RAP Insurer for its Ultimate Net Loss on Covered Policies in force at the time of the Covered

Event causing the Loss, in excess of the RAP Insurer's RAP Retention as a result of the two Covered Events with the largest covered losses for the RAP Insurer commencing during the Contract Year, to the extent funds are available but not to exceed the $2 billion aggregate limit remaining for RAP Insurers in the 20232024 Contract Year.

ARTICLE H - PARTIES TO THE CONTRACT

This Contract is solely between the RAP Insurer and the SBA. In no instance shall any insured of the RAP Insurer, any claimant against an insured of the RAP Insurer, or any other third party have any rights under this Contract, except as provided in Article XIV. The SBA will disburse funds only to the RAP Insurer, except as provided for in Article XIV. The RAP Insurer shall not, without the prior approval of the Florida Office of Insurance Regulation, sell, assign, or transfer to any third party, in return for a fee or other consideration, any amounts the SBA pays under this Contract or the right to receive such amounts.

ARTICLE III — TERM; EXECUTION

(1)
Term

This Contract applies to Losses from Covered Events which commence during the period from 12:00:01 a.m., Eastern Time, June 1, 2023, to 12:00 midnight, Eastern Time, May 31, 2024 (the "Contract Year"). The SBA shall not be liable for Losses from Covered Events which commence after the effective time and date of expiration or termination. Should this Contract expire or terminate while a Covered Event is in progress, the SBA shall be responsible for such Covered Event in progress in the same manner and to the same extent it would have been responsible had the Contract expired the day following the conclusion of the Covered Event in progress.

(2)
Mandatory Nature of this Contract
(a)
Statutory Requirement

This Contract fulfills the statutory requirement that the SBA enter into a Contract with each eligible RAP Insurer writing Covered Policies in Florida. Under Section 215.5551(4), Florida Statutes, the SBA must enter into a Contract with each RAP Insurer, and each RAP Insurer must enter into the Contract as a condition of doing business in Florida. Under Section 215.5551(4)(a)2.b., Florida Statutes, RAP Insurers participating in the RAP program during the 2023-2024 Contract Year must execute the Contract by March 1, 2023.

(b)
The RAP Insurer must provide an executed copy of this Contract in electronic form to the SBA's designee, Paragon Strategic Solutions Inc., by March 1, 2023, and if the RAP Insurer fails to execute the RAP Contract by this statutory deadline, the Contract is deemed to have been executed by the RAP Insurer pursuant to Section 215.5551(4)(a)3., Florida Statutes,

ARTICLE IV - LIABILITY OF TIIE SBA

(1)
The SBA shall reimburse the RAP Insurer with respect to the two Covered Events with the largest covered Losses for the RAP Insurer commencing during the Contract Year in the amount of Ultimate Net Loss paid by the RAP Insurer in excess of the RAP Insurer's RAP retention, as adjusted pursuant to the definition of RAP Retention in Article V, multiplied by 90 percent, plus 10 percent of the reimbursed Losses as a Loss Adjustment Expense Allowance, the total of which shall not exceed the RAP Insurer's Limit pursuant to Section 215.5552(2)(i), Florida Statutes. The RAP Insurer's FHCF Proof of Loss Reports shall be used to determine which Covered Events constitute the RAP Insurer's two largest Covered Events; however, such determination shall not include incurred but not reported Losses. After this initial determination, any subsequent adjustments shall be made by the SBA if the FHCF Proof of Loss Reports reveal that loss development patterns have resulted in a change in the order of Covered Events.
(2)
In order to assure that reimbursements do not exceed the statutory RAP Limit of the RAP program provided in Section 21S.5551, Florida Statutes, the SBA shall, upon the occurrence of a Covered Event, evaluate the potential Losses to the RAP program. The initial projected RAP Payout Multiples used to reimburse the RAP Insurers for their Losses shall not exceed the projected Payout Multiples as calculated based on the capacity needed to provide the RAP coverage. If it appears that the aggregate limit for RAP Insurers in the 2023-2024 Contract Year may be exceeded, the SBA shall reduce the projected payout factors or multiples for determining each participating insurer's projected payout uniformly among all RAP Insurers participating in the 2023-2024 Contract Year.
(3)
Reimbursement amounts shall not be reduced by reinsurance paid or payable to the RAP Insurer from other sources excluding the Florida Hurricane Catastrophe Fund. Once the RAP insurer's Limit has been exhausted, the RAP Insurer will not be entitled to further reimbursements.

ARTICLE V - DEFINITIONS

As used in this Contract, the following words and phrases are defined to mean:

(1)
Additional Living Expense (ALE)

ALE Losses covered by the RAP program are not to exceed 40 percent of the insured value of a Residential Structure or its contents based on how the coverage is provided in the policy. Fair rental value, loss of rents, or business interruption losses are not covered by the RAP program.

(2)
Commutation

Commutation is the estimation, payment, and complete discharge of all future obligations for Losses,

regardless of future loss development. The final commutation agreement shall constitute a complete and final release of all obligations of the SBA with respect to Losses. Commutation may be per Covered Event or by Contract Year as determined by the SBA.

(3) Contract Year

The term means the period beginning on June 1 of a specified calendar year and ending on May 31 of the following calendar year.

(4) Covered Event

This term means any one storm declared to be a hurricane by the National Hurricane Center which causes insured losses in Florida. A Covered Event begins when a hurricane causes damage in Florida while it is a hurricane and continues throughout any subsequent downgrades in storm status by the National Hurricane Center regardless of whether the hurricane makes landfall. Any storm, including a tropical storm, which does not become a hurricane is not a Covered Event.

(5) Covered Policy

(a)
Covered Policy has the same meaning as in Section 215.555(2)(c), Florida Statutes, and is further clari fled to mean only that portion of a binder, policy or contract of insurance that insures real or personal property located in the State of Florida to the extent such policy insures a Residential Structure or the contents of a Residential Structure, located in the State of Florida.
(b)
Covered Policy also includes any collateral protection insurance policy covering personal residences which protects both the borrower's and the lender's financial interest, in an amount at least equal to

1. the coverage for the dwelling in place under the lapsed homeowner's policy,

2, the coverage amount that the homeowner has been notified of by the collateral protection insurer, or

3. the coverage amount that the homeowner requests from the collateral protection insurer if such collateral protection insurance policy can be accurately reported as required in Section 215.555(5), Florida Statutes,

(c)
a company will be deemed to be able to accurately report data if the company submits the required data as specified in the Data Call adopted under Rule 19-8.029, F.A.C.
(d)
Covered Policy does not include any policy or exposure excluded under Article Vl.

(6) Deductible Buy-Back Policy

This teen means a specific policy that provides coverage to a policyholder for some portion of the policyholder's deductible under a policy issued by another insurer.

(7)
Excess Policy

This term means, for the purposes of this Contract, a policy that provides insurance protection for large commercial property risks and that provides a layer of coverage above a primary layer (which is insured by a different insurer) that acts much the same as a very large deductible.

(8)
FHCF

The term means the Florida Hurricane Catastrophe Fund created under Section 215.555, Florida

Statutes.

(9)
FHCF Coverage Level

The level of coverage (90 percent, 75 percent or 45 percent) that has been elected by the RAP Insurer for the FHCF and is used to determine the RAP Insurer's RAP Retention and RAP Maximum Payout.

(10)
FHCF Data Call

For the 2023-2024 Contract Year, the reporting of Company exposure data shall be in accordance with

Form FHCF-D1A, "Florida Hurricane Catastrophe Fund 2023 Data Call."

(11)
FI•ICF Detailed Claims Listing

For the 2023-2024 Contract Year, the applicable Detailed Claims Listing Instructions is Form FHCF-

DCL, "Contract Year 2023 Detailed Claims Listing Instructions."

(12)
FHCF Interim Loss Report

For the 2023-2024 Contract Year, the reporting of estimated Ultimate Net Loss shall be in accordance with Form FHCF-L I A, "Contract Year 2023 Interim Loss Report, Florida Hurricane Catastrophe Fund (FHCF)."

(13)
FHCF Proof of Loss Report

For the 2023-2024 Contract Year, the reporting of Ultimate Net Loss shall be in accordance with Form

FHCF-LIB, "Contract Year 2023 Proof of Loss Report, Florida Hurricane Catastrophe Fund (FHCF)."

(14)
FHCF Retention

This term means the amount of Losses from a Covered Event which must be incurred by the Company before it is eligible for reimbursements from the FHCF. This is the FHCF retention used for each of the covered events causing the largest Losses for the RAP Insurer.

(15)
FHCF Retention Multiple

(a) The FHCF Retention Multiple is applied to the Company's FHCF Reimbursement Premium to determine the Company's FHCF Retention. The FHCF Retention Multiple for the 2023-2024 Contract Year shall be equal to $4.5 billion, adjusted based upon the reported exposure for the 2021-2022 Contract Year to reflect the percentage growth in exposure to the FHCF since 2004, divided by the estimated total industry FHCF Reimbursement Premium at the 90 percent Coverage Level for the Contract Year as determined by the SBA.

(b) The FHCF Retention Multiple shall be adjusted to reflect the Coverage Level elected by the Company under the FIICF Contract as follows:

1.
If the Company elects the 90 percent Coverage Level, the adjusted FHCF Retention Multiple is 100 percent of the amount determined under paragraph (a);
2.
If the Company elects the 75 percent Coverage Level, the adjusted FlICF Retention Multiple is 120 percent of the amount determined under paragraph (a); or
3.
If the Company elects the 45 percent Coverage Level, the adjusted FHCF Retention Multiple is 200 percent of the amount determined under paragraph (a).

(16) Losses

This term means an incurred loss under a Covered Policy from a Covered Event, including Additional Living Expenses not to exceed 40 percent of the insured value of a Residential Structure or its contents and amounts paid as fees on behalf of or inuring to the benefit of a policyholder. The term Loss does not include allocated or unallocated loss adjustment expenses or any item for which this Contract does not provide reimbursement pursuant to the exclusions in Article VI.

(17) Loss Adjustment Expense Allowance

(a)
The Loss Adjustment Expense Allowance is equal to 10 percent of the reimbursed Losses under this Contract.
(b)
The Loss Adjustment Expense Allowance is included in, and not in addition to, the limit applicable to a RAP Insurer.

(18) RAP

The term means the Reinsurance to Assist Policyholders program created by Section 215.5551, Florida

Statutes.

(19) RAP Insurer

This term means an insurer that is a participating insurer in the Florida Hurricane Catastrophe Fund on June 1, 2022, which must obtain coverage under the RAP program and qualifies under Section 215.5551(5), Florida Statutes. However, any joint underwriting association, risk apportionment plan, or other entity created under Section 627.351 is not considered a RAP Insurer and is prohibited from obtaining coverage under the RAP program. For purposes of this Contract, this term is further clarified to mean an insurer that was required to defer coverage until the 2023-2024 contract year, including a new participant in the 2022-2023 Contract Year that began writing covered policies in this state after June 1, 2022, pursuant to Section 215.5551(6), Florida Statutes.

(20) RAP Maximum Payout

For each FHCF coverage level, the term means a RAP Insurer's maximum RAP payout, which is its

RAP Payout Multiple multiplied by its FHCF premium.

(21) RAP Qualification Ratio

The term means the ratio of the FHCF premium adjusted to 90 percent for RAP Insurers divided by the FHCF premium adjusted to 90 percent for all insurers. The preliminary RAP Qualification Ratio shall be based on the 2022-2023 Contract Year's RAP Insurers' FHCF premiums, as of December 31, 2022, adjusted to 90 percent based on the 2023-2024 Contract Year FHCF Coverage Level. The RAP Qualification Ratio shall be based on the reported 2023-2024 Contract Year RAP Insurer FHCF premiums, as of December 31, 2023, adjusted to 90 percent.

(22) RAP Payout Multiple

The term means for each FHCF Coverage Level, the ratio of the RAP industry limit of $2 billion to the FHCF Retention, multiplied by the FHCF Retention Multiple, and divided by the RAP Qualification Ratio.

(23) RAP Reimbursement Contract

The term means the reimbursement contract reflecting the obligations of the RAP program to RAP

Insurers.

(24) Residential Structure

In general, this term means a unit or building used exclusively or predominantly for dwelling or habitational occupancies, including the primary structure and appurtenant structures insured under the same Covered Policy and any other structures covered under endorsements associated with the Covered Policy covering the Residential Structure.

(a)
With respect to a unit or home insured under a personal lines residential policy form, such unit or home is deemed to have a habitational occupancy and to be a Residential Structure regardless of the term of its occupancy.
(b)
With respect to a condominium structure or complex insured under a commercial lines policy, such structure is deemed to have a habitational occupancy and to be a Residential Structure, regardless of the term of occupancy of individual units.
(c)
A single structure which includes a mix of commercial habitational and commercial non-habitational occupancies, and is insured under a commercial lines policy, is considered a Residential Structure if 50 percent or more of the total insured value of the structure is used for habitational occupancies.
(d)
Residential Structures do not include any structures excluded under Article VI.

(25) RAP Retention

This term means for each FHCF Coverage Level, a RAP Insurer's RAP Retention Multiple multiplied by its FHCF premium.

(26) RAP Retention Multiple

The term means for each FHCF Coverage Level, the FIiCF Retention Multiple minus the RAP Payout

Multiple.

(27) SBA

The term means the State Board of Administration or its designee.

(28) Ultimate Net Loss

(a)
This term means all Losses under Covered Policies in force at the time of a Covered Event prior to the application of the RAP Insurer's Retention and excluding loss adjustment expense and any exclusions under Article VI.
(b)
In calculating the RAP Insurer's Ultimate Net Loss, the amounts described in paragraph (a) shall be reduced by the deductibles applicable under the policy to the hurricane loss, without recognition of any credit earned or reduction to the deductible under the policy applied by the RAP Insurer. The deductibles must first be applied to the portion of the Loss covered by the RAP program.
(c)
Salvages and all other recoveries, excluding reinsurance recoveries, shall be first deducted from such Loss to arrive at the amount of liability attaching hereunder.
(d)
All salvages, recoveries or payments recovered or received subsequent to a Loss settlement under this Contract shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto.
(e)
The SBA shall be subrogated to the rights of the RAP Insurer to the extent of its reimbursement of the RAP Insurer. The RAP Insurer agrees to assist and cooperate with the SBA in all respects as regards such subrogation. The RAP Insurer further agrees to undertake such actions as may be necessary to enforce its rights of salvage and subrogation, and its rights, if any, against other insurers as respect to any claim, loss, or payment arising out of a Covered Event.

(29) Unsound Insurer

The term means a RAP Insurer determined by the Office of Insurance Regulation to be in unsound condition as defined in Section 624.80(2), Florida Statutes or a RAP Insurer placed in receivership under chapter 631, Florida Statutes.

ARTICLE VI - EXCLUSIONS

This Contract does not provide reimbursement for:

(1)
Any losses not defined as being within the scope of a Covered Policy, including any loss other than a loss under the first-party property section of a policy pertaining strictly to the structure, its contents, appurtenant structures, or ALE coverage.
(2)
Any policy which excludes wind or hurricane coverage.

(3) Any Excess Policy or Deductible Buy-Back Policy that requires individual ratetnaking, as determined by the SBA.

(4) (a) Any policy for Residential Structures that provides a layer of coverage underneath an Excess Policy issued by a different insurer;

(b)
Any policy providing a layer of windstorm or hurricane coverage for a structure(s) above or below a layer of windstorm or hurricane coverage under a separate policy issued by a different insurer, or any other circumstance in which two or more insurers provide primary windstorm or hurricane coverage for a structure(s) using separate policy forms; or
(c)
Any other policy providing a layer of windstorm or hurricane coverage for a structure(s) below a layer of self-insured windstorm or hurricane coverage for the same structure(s).

(5) Any liability of the RAP Insurer attributable to losses for fair rental value, loss of rent or rental income,

or business interruption.

(6) Any collateral protection policy that does not meet the definition of Covered Policy as defined in Article V(5)(b).

(7) Any reinsurance assumed by the RAP insurer.

(8) Hotels, motels, timeshares, shelters, camps, retreats, or other similar structures. This exclusion does not apply to any policy identified as covering a residential condominium association or to any policy on which the insured is a residential condominium association, unless it is classified and rated as a hotel, motel, timeshare, shelter, camp, retreat, or other similar structure.

(9) Retail, office, mercantile, or manufacturing facilities, or other similar structures.

(10) Any exposure for condominium or homeowner associations if no Residential Structures are insured under the policy.

(11) Commercial healthcare facilities and nursing homes; however, a nursing home which is an integral part of a retirement community consisting primarily of habitational structures that are not nursing homes will not he subject to this exclusion.

(12) Any exposure under commercial policies covering only appurtenant structures or structures that do not function as a habitational structure (e.g., a policy covering only the pool of an apartment complex).

(13) Policies covering only Additional Living Expense.

(14) Any exposure for barns or barns with apartments or living quarters.

(15) Any exposure for builders risk coverage or new Residential Structures under construction.

(16)
Any exposure for vehicles, recreational vehicles, golf carts, or boats (including boat-related equipment) requiring licensing.
(17)
Any liability of the RAP Insurer for extra contractual obligations or liabilities in excess of original policy limits. This exclusion includes, but is not limited to, amounts paid as bad faith awards, punitive damages awards, or other court-imposed fines, sanctions, or penalties, or other amounts in excess of the coverage limits under the Covered Policy.
(18)
Any losses paid in excess of a policy's hurricane limit in force at the time of the Covered Event, including individual coverage limits (i.e., building, appurtenant structures, contents, and additional living expense), or other amounts paid as the result of a voluntary expansion of coverage by the insurer, including, but not limited to, a discount on or waiver of an applicable deductible. This exclusion includes overpayments of a specific individual coverage limit even if total payments under the policy are within the aggregate policy limit.
(19)
Any losses paid under a policy for Additional Living Expense, written as a time element coverage, in excess of the Additional Living Expense exposure reported for that policy under the FIICF Data Call (unless policy limits have changed effective after June 30 of the Contract Year).
(20)
Any losses which the RAP Insurer's claims files do not adequately support. Claim file support shall be deemed adequate if in compliance with the Records Retention Requirements outlined on the FHCF Proof of Loss Report applicable to the Contract Year.
(21)
Any exposure for, or amounts paid to reimburse a policyholder for, condominium association loss assessments or under similar coverages for contractual liabilities.
(22)
Losses in excess of the aggregate limits of liability specified in Article IV and in Section 215.5551(2)(i), Florida Statutes.
(23)
Any liability assumed by the RAP Insurer from Pools, Associations, and Syndicates. Exception: Covered Policies assumed from Citizens under the terms and conditions of an executed assumption agreement between the RAP Insurer and Citizens are covered by this Contract.
(24)
All liability of the RAP Insurer arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the RAP Insurer of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

(25)
Property losses that are proximately caused by any peril other than a Covered Event, including, but not limited to, fire, theft, flood or rising water, or windstorm that does not constitute a Covered Event, or any liability of the RAP Insurer for loss or damage caused by or resulting from nuclear reaction, nuclear radiation, or radioactive contamination from any cause, whether direct or indirect, proximate or remote, and regardless of any other cause or event contributing concurrently or in any other sequence to the loss.
(26)
Losses from water damage including flood, surface water, waves, tidal water, overflow of a body of water, storm surge, or spray from any of these, whether or not driven by wind.
(27)
A policy providing personal property coverage separate from coverage of personal property included in a homeowner's, mobile homeowner's, condominium unit owner's, or tenant's policy or other policy covering a Residential Structure, or in an endorsement to such a policy. Also excluded is a personal property endorsement to a policy that excludes windstorm or hurricane coverage or to any other type of policy that does not meet the definition of Covered Policy.
(28)
Endorsements predominantly covering Specialized Fine Arts Risks or collectible types of property meeting the following requirements:

(a) An endorsement predominantly covering Specialized Fine Arts Risks and not covering any Residential Structure if it. meets the description in subparagraph 1 and if the conditions in subparagraph 2 are met.

1. For purposes of this exemption, a Specialized Fine Arts Risk endorsement is an endorsement that:

a.
Insures works of art, of rarity, or of historic value, such as paintings, works on paper, etchings, art glass windows, pictures, statuary, sculptures, tapestries, antique furniture, antique silver, antique rugs, rare books or manuscripts, jewelry, or other similar items;
b.
Charges a minimum premium of $500; and
c.
insures scheduled items valued, in the aggregate, at no less than $100,000.

2. The insurer offers specialized loss prevention services or other collector services designed to prevent or minimize loss, or to value or inventory the Specialized Fine Arts for insurance purposes, such as:

a.
Collection risk assessments
b.
Fire and security loss prevention
c.
Warehouse inspections to protect items stored off-site
d.
Assistance with collection inventory management or
e.
Collection valuation reviews.

(b) An endorsement generally used by the RAP Insurer to cover personal property which could include property of a collectible nature, including fine arts, as further described in this paragraph, either on a scheduled basis or written under a blanket limit, and not covering anything other than personal property. All such endorsements are subject to the exclusion provided in this paragraph when the endorsement limit equals or exceeds $500,000. Generally, such collectible property has unusually high values due to its investible, artistic, or unique intrinsic nature. The class of property covered under such an endorsement represents an unusually high exposure value and such endorsement is intended to provide coverage for a class or classes of property that is not typical for the contents coverage under residential property insurance policies. In many cases property may be located at various locations either in or outside the state of Florida or the location of the property may change from time to time. The investment nature of such property distinguishes this type of exposure from the typical contents associated with a Covered Policy.

(29) Any Losses under liability coverages.

ARTICLE VII - MANAGEMENT OF CLAIMS AND LOSSES

The RAP Insurer shall investigate and settle or defend all claims and Losses. All payments of claims or Losses by the RAP Insurer within the terms and limits of the appropriate coverage parts of Covered Policies shall be binding on the SBA, subject to the terms of this Contract, including the provisions in Article XII relating to inspection of records and examinations.

ARTICLE VIII - REIMBURSEMENT ADJUSTMENTS

The SBA has the right to seek the return of excess reimbursements which have been paid to the RAP Insurer along with interest thereon. Excess reimbursements are those payments made to the RAP Insurer by the SBA that are in excess of the RAP Insurer's coverage under this Contract. Excess reimbursements may result from adjustments to the Projected RAP Payout Multiple or the RAP Payout Multiple, FHCF exposure (FHCF Data Call) submissions or resubmissions, changes to the RAP Retention, incorrect FHCF Proof of Loss Reports, or subsequent readjustment of policyholder claims, including subrogation and salvage, or any combination of the foregoing. The RAP Insurer will be sent an invoice showing the due date for adjustments along with the interest due thereon through the due date. The applicable interest rate for excess reimbursements and late payments resulting from incorrect Proof of Loss Reports will be the prime rate as published by the Wall Street Journal on the first business day of the Contract Year and adjusted each subsequent Contract Year. All interest will continue to accrue if not paid by the due date.

ARTICLE IX - REPORTS AND REMITTANCES
(1) Losses

(a)
In General

Losses resulting from a Covered Event commencing during the Contract Year shall be reported by the RAP Insurer and reimbursed by the SBA as provided herein and in accordance with the statute, this Contract, and any rules adopted pursuant to the statute.

(b)
Loss Reports

1. At the direction of the SBA, the RAP Insurer shall report its projected Ultimate Net Loss from each Covered Event to provide information to the SBA in determining any potential liability for possible reimbursable Losses under the Contract on the FHCF Interim Loss Report. The FHCF Interim Loss Report will be due in no less than fourteen days from the date of the notice from the SBA that such a report is required.

2. RAP reimbursements will be issued based on Ultimate Net Loss information reported by the RAP Insurer on the FHCF Proof of Loss Report.

a.
To qualify for reimbursement, the FHCF Proof of Loss Report must have the electronic signatures of two executive officers authorized by the RAP Insurer to sign or submit the report.
b.
The RAP Insurer must also submit a FHCF Detailed Claims Listing at the same time it submits its first FHCF Proof of Loss Report for a specific Covered Event that qualifies the RAP Insurer for reimbursement under that Covered Event and must be prepared to supply a FHCF Detailed Claims Listing for any subsequent FHCF Proof of Loss Report upon request.
c.
While the RAP Insurer may submit a FHCF Proof of Loss Report requesting reimbursement at any time following a Covered Event, the RAP Insurer shall submit a mandatory FHCF Proof of Loss Report for each Covered Event no later than December 31 of the Contract Year during which the Covered Event occurs using the most current data available, regardless of the amount of Ultimate Net Loss or the amount of reimbursements already received.
3.
FHCF Proof of Loss Reports for each Covered Event are due quarterly until all Losses resulting from a Covered Event are commuted. The RAP Insurer's FHCF Proof of Loss Reports shall use the most current data available, but with an "as of date not more than sixty days prior to the applicable quarter-end date.

4. The SBA, except as noted below, will determine and pay, within 30 days or as soon as practicable after receiving FHCF Proof of Loss Reports, the reimbursement amount due based on Losses paid by the RAP Insurer to date and adjustments to this amount based on subsequent quarterly information. The adjustments to reimbursement amounts shall require the SBA to pay, or the RAP Insurer to return, amounts reflecting the most recent determination of Losses.

a.
The SBA shall require commercial self-insurance funds established under Section 624.462, Florida Statutes, to submit contractor receipts to support paid Losses reported on a FHCF Proof of Loss Report, and the SBA may hire an independent consultant to confirm Losses, prior to the issuance of reimbursements.
b.
The SBA shall have the right to conduct a claims examination prior to the issuance of any reimbursements requested by RAP Insurers that have been placed under regulatory supervision by a State or where control has been transferred through any legal or regulatory proceeding to a state regulator or court appointed receiver or rehabilitator.

5. All FIICF Proof of Loss Reports received will be compared with the FHCF's exposure data to establish the facial reasonableness of the reports. The SBA may also review the results of claims examinations to determine the reasonableness of the reported Losses. Except as noted in subparagraph 4., RAP Insurers meeting these tests for reasonableness will be scheduled for reimbursement. RAP Insurers not meeting these tests for reasonableness will be handled on a case-by-case basis and will be contacted to provide specific information regarding their individual book of business. The discovery of errors in a RAP Insurer's reported exposure under the FHCF Data Call may require a resubmission of the current Contract Year FHCF Data Call which may be required before the RAP Insurer's request for reimbursement will be fully processed by the SBA or its designee, Paragon Strategic Solutions.

(2) Loss Reimbursement Calculations

(a) In general, the RAP Insurer's paid Ultimate Net Losses must exceed its RAP retention for a specific Covered Event before any reimbursement is payable from the SBA for that Covered Event. In conjunction with Article V(21), RAP Retention adjustments will be made on or after January 15 of the Contract Year. No interest is payable on additional payments to the RAP Insurers due to this type of Retention adjustment. Each RAP Insurer incurring reimbursable Losses will receive the amount of reimbursement due under the individual RAP Insurer's Contract up to the amount of the RAP Insurer's maximum payout. If more than one Covered Event occurs in any one Contract Year, any reimbursements due from the SBA shall take into account the RAP Insurer's Retention for each Covered Event. However, the RAP Insurer's reimbursements from the RAP program for all Covered Events occurring during the Contract Year shall not exceed, in aggregate, the RAP Maximum Payout.

(b) Reserve established. The SBA will establish a reserve for the outstanding reimbursable Losses for the Contract Year, based on the length of time the Losses have been outstanding, the amount of Losses already paid, the percentage of incurred Losses still unpaid, and any other factors specific to the loss development of the Covered Events involved.

ARTICLE X — COMMUTATION

(1) Timeframe for Commutation Process

(a)
The RAP Insurer and SBA may mutually agree to initiate and complete a commutation agreement for zero dollars at any time. Such zero-dollar commutation, once completed, eliminates the mandatory FHCF Proof of Loss requirements for all reporting periods after the completion of the commutation.
(b)
The RAP Insurer and SBA may mutually agree to initiate the commutation process after 36 months and prior to 48 months after the end of the Contract Year subject to the provisions in this Article.
(c)
Provided the RAP Insurer and SBA do not mutually initiate the commutation process in subparagraph (a) or (b), the commutation process will begin upon the later to occur: 48 months after the end of the Contract Year or upon completion of the claims examination and the resolution of all outstanding examination issues.

(2) Final RAP Proof of Loss Report(s)

(a) No less than 36 months or more than 48 months after the end of the Contract Year, the RAP Insurer shall file a final RAP Proof of Loss Report(s), except for RAP Insurers that have entered into a commutation agreement as described in sub-subparagraph (1)(a).

(1) If the RAP Insurer has submitted a FHCF Proof of Loss Report indicating that it does have Losses resulting from a Covered Event during the Contract Year, the SBA may require the RAP Insurer to submit within 30 days an updated, current FHCF Proof of Loss Report for each Covered Event during the Contract Year. The final RAP Proof of Loss Report must include the following supporting documentation:

(a)
All paid Losses as well as all outstanding Losses and incurred but not reported Losses, which are not finally settled and which may be reimbursable Losses under this Contract.
(b)
Requested supporting documentation (at a minimum, an adjuster's summary report or equivalent details) and a copy of a written opinion on the present value of the outstanding Losses and incurred but not reported Losses by the RAP Insurer's certifying actuary.

(b) Increases in reported paid, outstanding, or incurred but not reported Losses on original or corrected FHCF Proof of Loss Report filings received later than 48 months after the end of the Contract Year shall not be eligible for reimbursement or commutation.

(3) The Loss Valuation Process

Subject to the timeframes outlined in sub-paragraph (1), if a RAP Insurer exceeds or expects to exceed its RAP Retention, the RAP Insurer and the SBA, or their respective representatives, shall attempt to agree upon the present value of all outstanding Losses, both reported and incurred but not reported, resulting from the two Covered Events with the largest covered Losses for the RAP Insurer during the Contract Year.

(a)
The Loss valuation process may only begin after all other issues arising under this Contract have been resolved, including completion of the claims examination, and shall be suspended pending resolution of any such issues that arise during the Loss valuation process.
(b)
Payment by the SBA of its portion of any amount or amounts so mutually agreed and certified by the RAP Insurer's certifying actuary shall constitute a complete and final release of the SBA in respect of all Losses, both reported and unreported, under this Contract.
(c)
If agreement on present value cannot be reached within 90 days of the SBA's receipt of the final FHCF Proof of Loss Report, including the supporting documentation in subparagraph (2)(a)(2), or upon completion of the claims examination, whichever is later, the RAP Insurer and the SBA may mutually appoint an actuary, adjuster, or appraiser to investigate and determine such Losses. If both parties then agree, the SBA shall pay its portion of the amount so determined to be the present value of such Losses.
(d)
if the parties fail to agree on the valuation of any Losses, any difference in valuation of the Loss shall be settled by a panel of three actuaries, as provided in this subparagraph. Either the SBA or the RAP Insurer may initiate the process under this subparagraph by providing written notice to the other party stating that the parties are at an impasse with respect to valuation of Losses and specifying the dollar amounts in dispute.

i. One actuary shall be chosen by each party, and the third actuary shall be chosen by those two actuaries. If either party does not appoint an actuary within 30 days after the initiation of the process, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of an independent third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one, and the decision shall be made by drawing lots.

ii.
All the actuaries shall be regularly engaged in the valuation of property claims and losses and shall be members of the Casualty Actuarial Society and of the American Academy of Actuaries.
iii.
None of the actuaries shall be under the control of either party to this Contract.
iv.
Each party shall submit a written statement relating to its valuation of losses to the panel of actuaries and the opposing party no later than 30 days after the appointment of the third actuary. Within 15 days after receiving' the other party's submission, a party may submit its written response to the panel of actuaries and the other party. After the appointment of the third actuary, a party may not communicate with the panel, or any member of the panel, except in writing simultaneously furnished to all members of the panel and the opposing party. Any member of the panel may present questions to be answered by both parties, which shall be answered in writing and simultaneously furnished to the members of the panel and the opposing party or, at the discretion of the panel, may be provided in a meeting or teleconference attended by both parties and all members of the panel.
v.
The written decision of a majority of the panel as to the disagreement over the valuation of losses identified in the written notice of impasse, when filed with the parties hereto, shall be final and binding on both parties.

(e) The reasonable and customary expense of the actuaries and of the commutation (as a result of sub-subparagraphs 3.c, and d.) shall be equally divided between the two parties. Said commutation shall take place in Tallahassee, Florida, unless some other place is mutually agreed upon by the RAP Insurer and the SBA.

(4) Upon full execution of the commutation agreement and the issuance of the final reimbursement payment, if any, each party, on behalf of its predecessors, successors, assigns, and its past, present and future officers, directors, shareholders, employees, agents, receivers, trustees, attorneys and its legal representatives, unconditionally and completely releases and forever discharges the other party, its predecessors, successors, assigns, and its past, present and future officers, directors, shareholders, employees, agents, receivers, trustees, attorneys, and its legal representatives from any and all past, present, and future rights, liabilities, and obligations including, but not limited to, payments, claims, debts, demands, causes of action, costs, disbursements, fees, attorneys' fees, expenses, damages, injuries, or losses of every kind, whether known or unknown, reported or unreported, or fixed or contingent, relating to or arising out of this Contract.

ARTICLE XI - ERRORS AND OMISSIONS

Any inadvertent delay, omission, or error on the part of the SBA shall not be held to relieve the RAP Insurer from any liability which would attach to it hereunder if such delay, omission, or error had not been made.

ARTICLE XII - INSPECTION OF RECORDS

The RAP Insurer shall allow the SBA to inspect, examine, and verify, at reasonable times, all records of the RAP Insurer relating to the Covered Policies under this Contract, including RAP Insurer files concerning insured values, claims, Losses, or legal proceedings regarding subrogation or claims recoveries which involve this Contract. This right by the SBA to inspect, examine, and verify shall survive the completion and closure of a claims examination file and the termination of the Contract. The RAP Insurer shall have no right to re-open a claims examination once closed and the findings have been accepted by the RAP Insurer; any re-opening shall be at the sole discretion of the SBA. The SBA may require any discovered errors, inadvertent omissions, and typographical errors associated with reporting of losses discovered prior to the closing of the file and acceptance of the examination findings by the RAP Insurer, to be corrected to reflect the proper values. The RAP Insurer shall retain its records in accordance with the requirements for records retention regarding claims reports outlined herein, and in any administrative rules that may be adopted pursuant to Section 215.5551, Florida Statutes. RAP Insurers writing covered collateral protection policies, as defined in definition (5)(b) of Article V, must be able to provide documentation that the policy covers personal residences, protects both the borrower's and lender's interest, and that the coverage is in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner's policy, the coverage amount that the homeowner has been notified of by the collateral protection insurer, or the coverage amount that the homeowner requests from the collateral protection insurer.

(1) Examination Requirements for Loss Reports

The RAP Insurer shall retain complete and accurate records of all reported Losses submitted to the SBA until the SBA has completed its examination of the RAP Insurer's reimbursable Losses and commutation for the Contract Year (if applicable) has been concluded. The records to be retained are set forth as part of the FI-ICF Proof of Loss Report, Examination Procedures

(a) The SBA will send an examination notice letter to the RAP Insurer providing the commencement date of the examination, any accommodation requirements of the examiner, and the reports and data which must be assembled by the RAP Insurer and forwarded to the SBA. The RAP Insurer shall be prepared to choose one location, that may be remote, in which to be examined, unless otherwise specified by the SBA.

(b)
The reports and data are required to be forwarded to the SBA as set forth in the examination notice letter. Any records to support reported Losses which are provided after the examiner has left the worksite will, at the SBA's discretion, result in an additional examination of loss records or an extension or expansion of the examination already in progress. All costs associated with such additional examination or with the extension or expansion of the original examination shall be borne by the RAP Insurer.
(c)
At the conclusion of the examiner's work and the management review of the examiner's report, findings, recommendations, and work papers, the SBA will forward an examination report to the RAP Insurer.
(d)
Within 30 days from the date of the letter accompanying the examination report, the RAP Insurer must provide a written response to the SBA. The response must indicate whether the RAP Insurer agrees with the findings and recommendations of the examination report. If the RAP Insurer disagrees with any examination findings or recommendations, the reason for the disagreement must be outlined in the response and the RAP Insurer must provide supporting information to support its objection. An extension of 30 days may be granted if the RAP Insurer can show that the need for additional time is due to circumstances beyond the reasonable control of the RAP Insurer. No response is required if the examination report does not include any findings or recommendations.
(e)
If the RAP insurer accepts the examination findings and recommendations, and there is no recommendation for additional information, the examination report will be finalized and the exam file closed.

(0 If the RAP insurer disputes the examiner's findings, the areas in dispute will be resolved by a meeting or a conference call between the RAP Insurer and SBA.

(g)
If the recommendation of the examiner is to update the RAP Insurer's FHCF Proof of Loss Report(s) for the Covered Event, the SBA will send the RAP Insurer a letter outlining the process for submitting the FHCF Proof of Loss Report(s) and including a deadline to file. Once the FHCF Proof of Loss Report(s) is received by the SBA, the SBA will calculate a revised reimbursement. The SBA shall then review the submitted FHCF Proof of Loss Report(s) with respect to the examiner's findings and accept the FHCF Proof of Loss Report(s) as filed or contact the RAP Insurer with any questions. Once the SBA has accepted the corrected FHCF Proof of Loss Report(s) as a sufficient response to the examiner's findings, the exam is closed.
(h)
The examiner's list of errors is made available in the examination report sent to the RAP Insurer. Given that the examination was based on a sample of the RAP Insurer's claims rather than the whole universe of the RAP Insurer's reported claims, the error list is not intended to provide a complete list of errors but is intended to indicate what information needs to be reviewed and corrected throughout the RAP Insurer's claims information to ensure more complete and accurate reporting to the SBA.

(2) Costs of the Examinations

The costs of the examinations shall be borne by the SBA. The SBA shall be reimbursed by the RAP Insurer for any reasonable and customary additional examination expenses incurred which were incurred as a result of a RAP Insurer's failure to provide requested information. All requested information must be complete and accurate.

ARTICLE XIII — OFFSETS

The SBA reserves the right to offset amounts payable to the SBA under the RAP program against future reimbursements due to the RAP Insurer.

ARTICLE XIV - INSOLVENCY OF THE RAP INSURER

For the purpose of this Contract, a RAP Insurer is insolvent when an order of liquidation with a finding of insolvency has been entered by a court of competent jurisdiction. No reimbursements will be made until the SBA has completed and closed its examination of the insolvent RAP Insurer's Losses, unless an agreement is entered into by the court appointed receiver specifying that all data and computer systems required for SBA claims examinations will be maintained until completion of the RAP Insurer's claims examinations. Only those Losses supported by the examination will be reimbursed. Pursuant to Section 215.5551(9), Florida Statutes, the SBA is required to pay the reimbursement monies due an insolvent insurer to the applicable state guaranty fund for the benefit of Florida policyholders.

If an authorized insurer or Citizens Property Insurance Corporation accepts an assignment of an unsound RAP Insurer's Contract, the SBA shall apply the unsound RAP Insurer's Contract to such policies and treat the authorized insurer or Citizens Property Insurance Corporation as if it were the unsound RAP Insurer for the remaining term of the unsound RAP Insurer's Contract, with all rights and duties of the unsound RAP Insurer beginning on the date it provides coverage for such policies. The authorized insurer or Citizens Property Insurance Company has the responsibility to ensure that the books and records related to the assigned RAP Insurer's Contract are preserved and accessible to the SBA for its claims examinations. The authorized insurer or Citizens Property Insurance Corporation will not be reimbursed by the SBA for any Losses occurring prior to the date it first provides coverage for such transferred policies. Reimbursements for those Losses shall be made to the Unsound Insurer, the court-appointed receiver, or the applicable guaranty association, as provided by statute.

ARTICLE XV - TERMINATION

The SBA and the obligations of both parties under this Contract can be terminated only as may be provided by law or applicable rules. Should the enabling legislation for the RAP program be found unconstitutional by a court of competent jurisdiction, this Contract is null and void and no obligation or right arises from said void Contract.

ARTICLE XVI - VIOLATIONS

(1) Statutory Provisions

(a)
Section 215.5551(10), Florida Statutes, provides that any violation of Section 215.5551, Florida Statutes, or of any rules adopted under that section, constitutes a violation of the Florida Insurance Code.
(b)
Section 215.5551(11), Florida Statutes, authorizes the SBA to take any action necessary to enforce the rules and the provisions and requirements of this Contract, required by Section 215.5551, Florida Statutes.

(2) Noncompliance

(a)
As used in this Article, the term "noncompliance" means the failure of the RAP Insurer to meet any applicable requirement of Section 215.5551, Florida Statutes, or of any rule adopted under the authority of that section of Florida Statutes, including, but not limited to, any failure to provide Loss reporting or commutation documentation, or a deadline related to SBA examination requirements. The RAP Insurer remains in a state of noncompliance as long as the RAP Insurer fails to meet the applicable requirement(s).
(b)
If the RAP Insurer is in a state of noncompliance, the SBA reserves the right to withhold any payments due to the RAP Insurer until the SBA determines that the RAP Insurer is no longer in a state of noncompliance.

ARTICLE XVII - APPLICABLE LAW

This Contract shall be governed by and construed according to the laws of the State of Florida in respect of any matter relating to or arising out of this Contract.

ARTICLE XVIII - SEVERABILITY

If any provision of this Contract is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Contract shall be construed and enforced as if such provision had not been included.

ARTICLE XIX - DUE DATES

If any due date provided in this Contract is a Saturday, Sunday or a legal State of Florida or federal holiday, then the actual due date will be the day immediately following the applicable due date which is not a Saturday, Sunday or a legal State of Florida or federal holiday.

ARTICLE XX — SIGNATURES

Approved by:

Paragon Strategic Solutions, Inc. as designee for the State Board of Administration of the State of Florida

By:	/s/ Martin K. Helgestad	3/3/2023
	Signature	Date

Authority to sign on behalf of the RAP Insurer:

The person signing this Contract on behalf of the RAP Insurer hereby represents that he or she is an officer of the RAP Insurer, acting within his or her authority to enter into this Contract on behalf of the RAP Insurer, with the requisite authority to bind the RAP Insurer and make the representations on behalf of the RAP Insurer as set forth in this Contract.

Typtap Insurance Company

Kevin Mitchell	President

By:	/s/ Kevin Mitchell	2/8/2023
	Signature	Date